EXHIBIT 99(p)(2)


                         VOYAGEUR ASSET MANAGEMENT INC.

                                COMPLIANCE MANUAL



II. CODE OF ETHICS AND PROFESSIONAL STANDARDS; GUIDELINES FOR AVOIDING PROHIBITED ACTS

A.    CODE OF ETHICS AND PROFESSIONAL STANDARDS

      One of the most important compliance goals for Voyageur is to avoid or eliminate conflicts of interest between Voyageur and its clients and to maintain a healthy and positive relationship with the general public. As a professional organization serving the public in the area of asset management, all members of Voyageur are guided in their actions by high ethical and professional standards and, as applicable, subscribe to the Code of Ethics and Standards of Professional Conduct adopted by the Association of Investment Management and Research (AIMR). Adherence to the following Code of Ethics and Professional Standards should be considered a condition of employment.

      1. The general conduct of Voyageur personnel must at all times reflect the professional nature of the business in which Voyageur operates. Voyageur personnel are judicious, accurate, objective and reasonable in dealing with both clients and other parties. The personal integrity of all employees must be beyond the slightest shadow of a doubt.

      2. All members of the organization must act within the spirit and the letter of all federal, state and local laws and regulations pertaining to investment advisers and to the general conduct of business.

      3. At all times, the interest of Voyageur's clients has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in the advisory and fiduciary accounts that Voyageur services.

      4. Voyageur has adopted Insider Trading Policies (see Section III) which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material nonpublic information by Voyageur personnel. The Insider Trading Policies are in addition to and do not supersede this Code of Ethics and Professional Standards.

      5. All officers, directors and employees of Voyageur shall obtain written approval of the Compliance Department, as required by the Statement of Policy and Procedures Designed to Detect and Prevent Insider Trading and to Govern Personal Securities Trading (see
            Section III), prior to effecting any securities transactions for their direct or indirect personal gain or in which they may have any beneficial interest and any such transaction effected by, for, or on behalf of any member of their household. In this regard, all Voyageur personnel on or before January 30th of each calendar year shall provide a list of all broker-dealers and account numbers in which, as of December 31 of the preceding year, they have any direct or indirect beneficial ownership interest or involvement, other than currency or commodity futures not involving securities, U.S. government bonds, bank certificates of deposit, or shares of registered open-end management investment companies (mutual funds).

      6. A Voyageur employee will not accept compensation of any sort for services from outside sources without the prior approval of the Compliance Department.

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      7.    When an employee of Voyageur finds that his or her personal interests conflict with the interests of Voyageur and its clients, he or she will report the conflict to Compliance Department for resolution.

      8. The recommendations and actions of Voyageur are confidential and private matters between Voyageur and its clients. Accordingly, it is the policy of Voyageur to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker-dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including reports and recommendations of Voyageur) may be transmitted, distributed, or communicated to anyone who is not affiliated with Voyageur, without the prior written approval of the President or Chief Executive Officer of Voyageur or such person as he or she may designate to act on their behalf.

      9. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all Voyageur employees. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics and Professional Standards, including the guidelines that follow.

      No code can address every circumstance that may give rise to a conflict of interest. Every employee is expected to be alert to such conflicts with Voyageur's clients, and is expected to comply with the spirit as well as the letter of the Code and to always place the interests of Voyageur's clients first.





















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II.   CODE OF ETHICS AND PROFESSIONAL STANDARDS; GUIDELINES FOR AVOIDING
      PROHIBITED ACTS

B.    GUIDELINES FOR AVOIDING PROHIBITED ACTS

      Voyageur employees are prohibited from engaging in the following ("Prohibited Acts"):

      1. soliciting or recommending purchases, sales or reinvestment in securities not in accordance with the client's investment objectives and guidelines;

      2. attempting to use his or her influence to cause any client account to purchase, sell or retain any securities for the purpose of seeking any form of personal gain. This prohibition would apply, for example, where the employee, or any associates or affiliates, purchased a security prior to any purchase of the same security by any client account and thereafter attempted to purchase or influence others to purchase the same security for any client account;

      3. warranting the value or price of any security or guaranteeing its future performance;

      4. promising or representing that an issuer of securities will meet its obligations or fulfill its investment or business objectives in the future;

      5. agreeing to protect a client against loss by repurchasing a security at some future time;

      6.    owning or taking title to any funds or assets of a client;

      7. maintaining a joint brokerage or bank account with any client; sharing any performance fees, carried interest, or benefit, profit or loss resulting from securities transactions with any client or entering into any business transaction with a client;

      8. borrowing money or securities from any client, regardless of the relationship between the client and the Voyageur representative;

      9. owning, operating, managing or otherwise engaging in, or being employed by, any outside business activity on either a full-time or part-time basis without the prior written approval of the Compliance Department;

      10. violating or failing to abide by Voyageur's Statement of Policy and Procedures Designed to Detect and Prevent Insider Trading; and

      11.   entering orders in any account for which there is no client.

      If any Voyageur employee becomes aware of any conduct which might violate the Prohibited Acts section of this Manual, any laws or regulations, or becomes aware of any improper or unauthorized actions, the facts must be reported as soon as possible to his or her supervisor. If there is any question about the conduct required of Voyageur and its employees, the Compliance Department should be consulted.


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III.  INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING

A. STATEMENT OF POLICY AND PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING AND TO GOVERN PERSONAL SECURITIES TRADING

      PART 1.     POLICY ON INSIDER TRADING

      A.    SCOPE

      This statement of policy and procedures to detect and prevent insider trading and to govern personal securities trading ("Policy Statement") covers
(i) all employees, officers and directors of Voyageur Asset Management Inc.
(VAM) and (ii) all persons controlled by, or controlling, the members of Voyageur. This Policy Statement shall also cover such other persons as may from time to time come within the definition of "persons associated with an investment adviser," as such term is defined under the Investment Advisers Act of 1940.

      This Policy Statement operates in conjunction with the Code of Ethics and Professional Standards adopted by Voyageur as well as the Codes of Ethics adopted by each investment company, fund, trust or client advised, managed and/or sponsored by Voyageur; it is in addition to, not in replacement of, those obligations imposed by those Codes of Ethics.

      B.    POLICY GOVERNING INSIDER TRADING

      VOYAGEUR FORBIDS ANY OFFICER, DIRECTOR OR EMPLOYEE FROM CONDUCTING TRADES, EITHER PERSONALLY OR ON BEHALF OF OTHERS (SUCH AS INVESTMENT COMPANIES AND PRIVATE ACCOUNTS MANAGED BY VOYAGEUR), BASED ON MATERIAL NONPUBLIC INFORMATION OR COMMUNICATING MATERIAL NONPUBLIC INFORMATION TO OTHERS IN VIOLATION OF THE LAW. This Policy Statement applies to every officer, director and employee and extends to activities within and outside their duties at Voyageur. Every officer, director and employee must read and retain a copy of this Policy Statement. Any questions regarding this Policy Statement should be referred to the Voyageur Compliance Department.

      THE TERM "INSIDER TRADING" IS NOT SPECIFICALLY DEFINED IN THE FEDERAL SECURITIES LAWS, BUT GENERALLY IS USED TO REFER TO THE AFOREMENTIONED USE OF MATERIAL NONPUBLIC INFORMATION TO TRADE IN SECURITIES (WHETHER OR NOT ONE IS AN "INSIDER") OR TO THE COMMUNICATION OF MATERIAL NONPUBLIC INFORMATION TO OTHERS.

      C.    INSIDER TRADING LAW

      While the law concerning insider trading is not static, it is generally understood that the law prohibits:

      1. trading by an insider, while in possession of material nonpublic information; or
      2. trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or
      3.    communicating material nonpublic information to others.

      The elements of insider trading and the penalties for such unlawful conduct are discussed below. Any questions or concerns should be addressed to the Voyageur Compliance Department.

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      INSIDER. The concept of "insider" is broad and can include officers, directors and employees of a company. In addition, an "outsider" can become a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, and bank lending officers. In addition, a Voyageur employee, officer or director of such a member may become a temporary insider of a company that any member of Voyageur advises or for which it performs other services. According to the Supreme Court, the temporary insider must be aware of his or her status as an insider, and thus understand that he or she is handling material nonpublic information, to be truly considered an insider.

      MATERIAL INFORMATION. Trading based on inside information is not a basis for liability unless the information is material. "MATERIAL INFORMATION" CAN BE ANY INFORMATION FOR WHICH THERE IS A SUBSTANTIAL LIKELIHOOD THAT A REASONABLE INVESTOR WOULD CONSIDER IT IMPORTANT IN MAKING HIS OR HER INVESTMENT DECISION, OR INFORMATION THAT IS REASONABLY CERTAIN TO HAVE A SUBSTANTIAL EFFECT ON THE PRICE OF A COMPANY'S SECURITIES. Information that officers, directors and employees should consider material can include, but is not limited to, any legal, economic or structural change (or impending change) which could potentially alter the value of a company or its affiliates, or any data which may be reflective of a company's future performance. Common examples of information that may be regarded as material are:

      1. projection by the company's officers of future earnings or losses different from market expectations
      2.    pending or proposed merger, acquisition or tender offer
      3.    significant sale of assets or the disposition of a subsidiary
      4.    changes in dividend policies or the declaration of a stock split
      5.    the offering of additional securities
      6.    significant changes in senior management
      7.    the gain or loss of a substantial client or supplier
      8.    impending bankruptcy or financial liquidity problems
      9.    impending litigation matters

      Material information does not necessarily have to relate directly to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether or not those reports would be favorable. Likewise, a decision at an investment meeting or a decision by a member of Voyageur to purchase or sell that security for one or more accounts may be considered material information.

      NONPUBLIC INFORMATION. INFORMATION IS NONPUBLIC UNTIL IT HAS BEEN EFFECTIVELY COMMUNICATED TO THE MARKET PLACE, AND IS PROVABLY AVAILABLE TO THE GENERAL PUBLIC. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public. Once a public release has occurred, information will normally be regarded as absorbed and evaluated within two or three business days thereafter.

      PENALTIES. Penalties for trading based on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties include:

      1.    civil injunctions
      2.    treble damages
      3.    prison sentences
      4. fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
      5. fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

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      In addition, any violation of this Policy Statement can be expected to result in serious sanctions by Voyageur, including dismissal of the persons involved.

D.    SEC REGULATION FD

      In October of 2000 the SEC adopted new Regulation FD ("Full Disclosure"), which in general provides that when issuers of securities release material information that was previously non-public they must be careful to assure that they are making full disclosure - making the information accessible to all potential investors. In cases where there has been some inadvertent limited disclosure, issuers must assure that full disclosure follows promptly upon discovery.

      Regulation FD has profoundly affected the manner in which many issuers communicate with the public. From the point of view of Voyageur, you should keep in mind the following:

  o While Regulation FD does not expressly address the duties of investment advisers, it does signal significantly heightened scrutiny by the SEC on all insider trading issues. All of the previous rules relating to insider trading still apply for Voyageur. Any enforcement actions that the SEC may bring for violations of Regulation FD may well include charges against any investors or investment advisers who received and acted upon information which was released in violation of Regulation FD.

  o If you receive any information from an issuer and have any concern that the issuer may not have complied with Regulation FD in releasing the information, you should contact the Compliance Department.

  o Although Regulation FD in some cases allows the use of confidentiality agreements, so that information may be released on a limited basis, Voyageur as a matter of policy does not make use of such agreements. Under such agreements there can be no trading activity in the issuer's securities until the information in question has been fully disclosed. If you believe that use of such an agreement is necessary in a particular situation, you must contact the Compliance Department and obtain permission and guidance before entering into the agreement.


      PART 2. PROCEDURES TO IMPLEMENT VOYAGEUR'S POLICY AGAINST INSIDER TRADING AND TO GOVERN PERSONAL SECURITIES TRADING

      The following procedures have been established to aid the officers, directors and employees of Voyageur in avoiding insider trading and to aid Voyageur in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Voyageur must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions in reference to these procedures should be directed to the Compliance Department.

            A.    IDENTIFYING INSIDER INFORMATION

      Before trading for oneself or others, including the investment companies or private accounts managed by Voyageur, in the securities of a company about which one may have potential insider information, an employee should consider the following questions:

      1. Is the information material? Is this information that could be considered important in making investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?
      2. Is the information public? To whom has this information been provided? Has the information been published in Reuters, The Wall Street Journal, or other publications of general circulation?

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      If, after consideration of the above, it is believed that the information is material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:

      1.    Report the matter immediately to the Voyageur Compliance Department.
      2. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Voyageur.
      3. Do not communicate the information inside or outside Voyageur, other than to the Voyageur Compliance Department.

      After the Voyageur Compliance Department has reviewed the issue, the employee in question either will be instructed to continue to follow the prohibitions against trading and communication or will be allowed to trade and communicate the information.

      B.    EMPLOYEE PROCEDURES FOR PERSONAL SECURITIES TRADING

      All Voyageur employees, officers and directors (including members of their respective households) are subject to the following rules and procedures for personal securities trading.

      1.    CORE PRINCIPLES.

            a. Employees, officers, directors and others associated with Voyageur have a fiduciary duty to serve the best interests of clients and not to engage in conduct that is in conflict with those interests. Clients' interests must always come ahead of personal interests. Conflicts of interest, and even the appearance conflicts of interest, are to be avoided.

            b. Employees are permitted and encouraged to invest in mutual funds and other collective investment vehicles, as well as in other securities, if they observe applicable laws and regulations and both the letter and spirit of these rules and procedures.

            c. While personal securities trading is allowed, excessive activity in personal trades is discouraged and may be subject to restrictions. Employees are expected to devote their time and attention at work to client business and not to personal trading, except incidentally.

            d. No set of rules can possibly anticipate all the potential trading conflicts of interest that may arise. All situations that are subject to interpretation must be decided in favor of the protection of the best interests of the clients. Final discretion in the application of these rules and procedures and in the determination of appropriate sanctions rests with the Voyageur Compliance Department.

      2.    SCOPE OF APPLICATION

            a. COVERED PERSONS - These rules and procedures govern the personal securities trading of all Voyageur employees, officers and directors, their spouses and members of their immediate families who share the same household. These persons are referred to as "Covered Persons".

            b. COVERED ACCOUNTS - These rules and procedures apply to all securities and transactions in securities in which any Covered Person has beneficial ownership. Beneficial ownership includes having any direct or indirect financial interest in any account - including an account with a financial institution or an employee benefit account - regardless of the name in which the account is held. Beneficial ownership also includes having any discretionary control over the purchase or sale of securities in any such account. These accounts are referred to as "Covered Accounts".

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                  o     INVESTMENT CLUBS - Investment club accounts are
                        generally not treated as Covered Accounts, except that they are subject to the reporting requirements of these rules under Section 3 below. A Covered Person may participate in an investment club only if that participation is approved in advance by the Compliance Department. Approval will be given only if the Covered Person can demonstrate that no potential conflict of interest will arise if approval is granted. An exemption to the pre-clearance requirement will not be granted if the Covered Person has sole control over the club's investment decisions or if Covered Persons make up 50% or more of the members of the club. The Covered Person must demonstrate that he or she does not control but only contributes to investment decision-making, then participation in the club may be approved and a waiver to the pre-clearance requirement may be granted. The Compliance Department will periodically review investment club trading for abuses and conflicts and reserves the right to cancel approval of participation in the club or to subject the club's trades to pre-clearance and other requirements. Investment club accounts may not be used to evade or undermine these rules and procedures.

            c. COVERED INVESTMENTS - These rules and procedures apply to all personal securities investments of Covered Persons, including investments in any options on securities. The term "securities" is broadly defined to include essentially all types of equity and debt investments, EXCEPT that these rules and procedures do not apply to investments in: U.S. government bonds, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments, unit investment trusts or variable or fixed annuities (where no investment discretion is involved) or shares of registered open-end investment companies (mutual funds). The investments covered by these rules and procedures are referred to as "Covered Investments".

                  o FUTURES - Although futures are not "securities", certain futures instruments could be used in certain investment strategies for Voyageur client accounts. Accordingly, they are subject to the reporting requirements of these rules under Section 3 below. The Compliance Department will periodically review any futures trading for abuses and conflicts and reserves the right to subject such trades to pre-clearance and other requirements.


      3.    REPORTING REQUIREMENTS

            a. UPON HIRING - Within ten (10) calendar days of the start of employment, each Covered Person must provide to the Compliance Department a list of all Covered Accounts and all Covered Investments held at the time of their hiring.

            b. ANNUALLY - Each year all Covered Persons must provide updated lists of their Covered Accounts and Covered Investments held at the close of the calendar year. These lists must be provided by January 30th of the next calendar year. In addition, all Covered Persons will be required to sign a certificate of compliance each year, verifying that they have provided all required information to the Compliance Department and that they have complied with these rules and procedures.

            c. FOR EACH TRADE - All Covered Persons must request that all broker-dealers, other than Dain Rauscher, with which they have accounts send duplicate confirmations and statements on their securities transactions to the Compliance Department. Unless a specific exception is granted, photocopies of confirmations and statements provided by Covered Persons will not be acceptable. Upon the employee's request, the Compliance Department may send a standard letter to the broker-dealer in question, making a

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                  request on the employee's behalf. It remains the employee's responsibility, however, to ensure that the duplicate statements and confirmations are provided. Duplicate confirmations of transactions must be received by the Compliance Department within ten (10) calendar days of settlement of any transaction.

                  o PRIVATE TRANSACTIONS - When no broker-dealer is involved in a transaction, the employee shall provide other evidence of the purchase or sale that is satisfactory to the Compliance Department. The documentation must explain the circumstances surrounding the transaction, including the manner in which it was executed, the title of each security involved, the quantity of each security purchased or sold, the date of the transaction and the price at which the transaction was executed.

      4.    PRE-CLEARANCE REQUIREMENTS

            a. A Covered Person may not engage in a personal securities transaction unless it has been pre-cleared by the Compliance Department. Requests for pre-clearance must be submitted on the attached pre-clearance form ("Request for Permission to Engage in Personal Securities Transaction"). This form may be obtained from the Compliance Department and also is available on the Network L drive, Compliance\forms.

            b. Transactions must not be executed until pre-clearance has been given by the Compliance Department in writing.

            c. Pre-clearance approval is effective until the close of trading on the trading day following the date of pre-clearance. The date of pre-clearance approval is indicated by the date of the e-mail of approval sent by the Compliance Department to the Covered Person.

            d. In determining whether pre-clearance for any transaction should be granted, the Compliance Department will review the transaction for compliance with these rules and procedures, as well as for any other indications of any conflict of interest or violation of law or policy.


      5.    RESTRICTED ACTIVITIES

            a. INSIDER TRADING - All personal investment activity of Covered Persons must comply with the rules and procedures discussed above regarding insider trading. No Covered Person may engage in a personal investment while in possession of material non-public information about the investment or the issuer of the investment. Nor may a Covered Person communicate such information to others in violation of law or otherwise engage in activities that would violate these rules.

            b. VOYAGEUR RESTRICTED LIST - Covered Persons may not purchase or sell any security that is on the Voyageur Restricted List.

            c. BLACKOUT PERIOD - Covered Persons may not purchase or sell a security during a period from seven (7) calendar days before through seven (7) calendar days after the date on which any portfolio managed by Voyageur purchases or sells the same security. When a Covered Person submits a pre-clearance request, the Compliance Department will review records for trades in the same security. If there has been a transaction within the prior seven (7) calendar days, the request will be denied. In addition, the Covered Person is required to verify on the pre-clearance form that he or she has no knowledge of any intent on the part of anyone at Voyageur to engage in a transaction in

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                  the security for a client portfolio. The Compliance Department will monitor trading activity for seven (7) calendar days following the pre-clearance approval date, and if there is a portfolio transaction in the same security during that time then the Covered Person may be required to reverse the trade and forfeit any resulting gains. The Covered Person will be required to submit a written explanation of the transaction, and the Compliance Department will follow up as appropriate, based upon the surrounding circumstances.

            d. SHORT-SWING TRADING - Covered Persons also are prohibited from profiting from any "opposite transaction" in the same or equivalent security within sixty (60) calendar days of a purchase or sale. For purposes of this rule, a last-in, first-out ("LIFO") rule will be applied, matching any transaction with any opposite transaction within 60 days. The Compliance Department may grant rare exceptions to this restriction. All such exceptions; however, must be approved in advance by the Compliance Department. In addition, the purchase and/or sale of option contracts may not be used to circumvent this restriction.

            e. PRIVATE PLACEMENTS - Covered Persons may purchase privately placed securities, subject to advance review and approval by the Compliance Department. Requests for approval must be submitted on the attached Private Placement Pre-Approval Form. Approval will be granted only if the Covered Person can demonstrate that no current or potential conflict of interest will arise if she or he is permitted to purchase the security in question. The "de minimis" exemption discussed below does not apply to purchases of privately placed securities. Employees who own privately placed securities, whether held at the start of employment or acquired during their employment, may at any time be required to halt any and all transactions involving those securities or even divest the securities if potential conflicts of interest should arise.

            f. IPOs - Covered Persons are prohibited from purchasing securities in initial public offerings. In the event that a Covered Person holds securities in a company that has announced that it will engage in an IPO, he or she must bring the information about the impending IPO to the attention of the Compliance Department.

      6.    THE "DE MINIMIS" EXEMPTION

            a. The "de minimis" exemption may apply to limit the application of the blackout period discussed above. Note: Trades covered by the "de minimis" exemption still must be pre-cleared by the Compliance Department and are subject to all other requirements of these rules and procedures.

            b. The "de minimis" exemption may apply only if the following requirements are met:

                  o The transaction must be for the purchase or sale of 2,000 shares or fewer. In the case of options, the transaction must be for 20 or fewer contracts.

                  o The issuer of the securities must have a market capitalization of at least $1 billion. In the case of options, the underlying security must have a market capitalization of at least $1 billion. The Covered Person should provide written documentation evidencing the market capitalization when submitting the pre-clearance form.

                  o Permission may be granted to a Covered Person under the "de minimis" exemption for any particular security only once every thirty (30) days.

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                  o     The transaction must be free from any actual and/or
                        apparent conflicts of interest. In particular, the "de minimis" exemption is not available to a Covered Person when a client portfolio for which the Covered Person is involved in investment decisions is purchasing or selling the same security within the blackout period.

                  o The permission granted under the "de minimis" exemption is valid for ten (10) calendar days from the date of pre-clearance approval. The date of pre-clearance approval is indicated by date of the e-mail of approval sent by the Compliance Department to the Covered Person.

      7.    EXEMPTION FOR "NON-DISCRETIONARY ACCOUNTS".

            a. Exemptions to certain aspects of these rules and procedures may apply to certain accounts which ordinarily would be Covered Accounts but over which a Covered Person has no direct or indirect influence or control. These accounts are referred to as "Non-Discretionary Accounts".

            b. The treatment of any account as a Non-Discretionary Account must be approved in advance by the Compliance Department. The approval must be in writing. Before approval may be granted, the account must meet the following requirements:

                  o The investment decisions for the account must be made by an independent fiduciary who is authorized by a written agreement to make all investment decisions and who does not discuss any such investment decisions with the Covered Person. The Covered Person must provide a copy of the written agreement to the Compliance Department.

                  o The Covered Person must certify in writing that he or she has not discussed and will not discuss any investment decisions with the independent fiduciary, either directly or indirectly.

            c. Non-Discretionary Accounts ordinarily are not treated as Covered Accounts, except that they are subject to the reporting requirements of these rules under Section 3 above. The Compliance Department will periodically review transactions in Non-Discretionary Accounts for abuses and conflicts and reserves the right to cancel approval of any Non-Discretionary Account or to subject trading in the account to pre-clearance and other requirements. Non-Discretionary Accounts may not be used to evade or undermine these rules and procedures.

            d. Transactions involving Royal Bank's stock or options are not covered by this exemption.

      8. EXEMPTION FOR DIVIDEND REINVESTMENT PLANS AND OTHER REGULAR PERIODIC INVESTMENTS.

            a. Exemptions to certain aspects of these rules and procedures also may be granted for dividend reinvestment plans (DRIPs), direct stock purchase plans (DSPs) and other plans for regular, periodic investments that do not involve, on a trade-by-trade basis, the exercise of discretion over the selection of securities or timing of the investments.

            b. Requests for approval of such exemptions may be submitted to the Compliance Department, which will consider them on a case-by-case basis.

                                                                           III-8

      9.    SANCTIONS AND ENFORCEMENT.

            a. In addition to any other sanctions that may be applied for violation of the Voyageur Compliance Manual, sanctions for violations of these rules and procedures may include written warnings, written reprimands, fines, the disgorgement of profits, the cancellation of transactions, the suspension or cancellation of personal trading privileges and the suspension or termination of employment.

            b. As noted above, no set of rules can possibly anticipate all the potential trading conflicts of interest that may arise. All situations subject to interpretation must be decided in favor of the protection of the best interests of the clients. Final discretion in the application of these rules and procedures and in the determination of appropriate sanctions rests with the Compliance Department.

      C.    RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION

      Information in an employee's possession that can be considered material and nonpublic may not be communicated to anyone, including persons within Voyageur, except as provided in this Compliance Manual.

      D.    RESOLVING ISSUES CONCERNING INSIDER TRADING

      If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Department before trading or communicating the information to anyone.


      PART 3.     SUPERVISORY PROCEDURES

      A.    REDUCTION OF INSIDER TRADING

      To reduce insider trading, the Compliance Department will:

      1. provide educational programs to familiarize officers, directors and employees with this Policy Statement;
      2.    answer questions regarding this Policy Statement;
      3. resolve issues of whether information received by an officer, director or employee of Voyageur is material and nonpublic;
      4.    review on a regular basis and update as necessary this Policy
            Statement;
      5. when it has been determined that an officer, director or employee of Voyageur has material nonpublic information:
            a. implement such measures to prevent dissemination of such information; and
            b. if necessary, restrict officers, directors and employees from trading the securities in question.

      B.    SPECIAL REPORTS TO MANAGEMENT

      Promptly, upon learning of a potential violation of this Policy Statement, the Voyageur Compliance Department will prepare a written report to management providing full details and recommendations for further action.




                                                                           III-9

III.  INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING

B.    TRANSACTION REQUIREMENT MATRIX

The following chart contains many of the common investment instruments, though it is NOT all-inclusive.

                                    PRECLEARANCE               CONFIRMATION
TRANSACTION                           REQUIRED?                  REQUIRED?

MUTUAL
   Mutual Funds (open-ended)             No                         No
   Mutual Fund (closed-end)              Yes                        Yes
   Unit Trusts                           No                         Yes
   Variable & Fixed Annuities            No                         No

EQUITIES
   Royal Bank                            Yes                        Yes
   Common Stocks                         Yes                        Yes
   ADRs                                  Yes                        Yes
   DRIPS                                 No                         Yes
   Stock Splits                          No                         Yes
   Rights and Warrants (exercised)       Yes                        Yes
   Preferred Stock                       Yes                        Yes
   IPOs                                  PROHIBITED                 PROHIBITED

OPTIONS (Stock)                          Yes                        Yes

FUTURES
   Currency                              No                         Yes
   Commodity                             No                         Yes
   S&P                                   No                         Yes

FIXED INCOME
   US Treasury                           No                         No
   CDs                                   No                         No
   Money Market                          No                         No

BONDS
   US Government                         No                         No
   Corporate                             Yes                        Yes
   Convertibles (converted)              Yes                        Yes
   Municipal                             Yes                        Yes

PRIVATE PLACEMENTS                       Yes                        Yes

LIMITED PARTNERSHIPS                     Yes                        Yes






                                                                          III-10

III.  INSIDER TRADING POLICIES AND PERSONAL SECURITIES TRADING

C.    FIREWALL, SECURITIES WATCH LIST AND SECURITIES RESTRICTED LIST

      As discussed above, trading in public securities based upon material non-public information ("MNI") is strictly prohibited by U.S. law and by Voyageur's policies. To assist in the prevention and detection of any such "insider" trading, Voyageur has adopted the following policies and procedures relating to:

o     Firewall Requirements

o     Securities Watch List Requirements

o     Securities Restricted List Requirements

1.    DEFINITIONS

            FIREWALL - The Voyageur Firewall involves a set of procedures to assure that that any MNI received by an employee of Voyageur is maintained as strictly confidential. Any person who is actually in possession of MNI, of course, may not trade in any public securities of a company that is the subject of the MNI - whether that trading is for a personal account or for a client portfolio. In addition, except as provided for in Voyageur policies or as expressly allowed by the Compliance Department, the information may not otherwise be disclosed to any person for any reason. As required by the particular situation, Firewall requirements also may include limiting access to physical files, computer files and other sources of information.


            WATCH LIST - The Voyageur Securities Watch List involves a set of procedures by which the Compliance Department is able to monitor trading in specific securities for the purpose of detecting any irregularities or indications of improper activity. The purpose of the Watch List is to allow this monitoring without alerting the remainder of Voyageur to the situation and without having to impose a general trading restriction. Watch List procedures most likely would apply, for example, where Voyageur or an affiliate is in the early stages of a material transaction with a public company. The Watch List also may apply where there has been an inadvertent disclosure of MNI to a limited group of employees. Those who are in actual possession of the MNI would be subject to the Voyageur Firewall restrictions. But the Watch List procedures would allow ordinary trading in the affected securities to continue elsewhere throughout Voyageur. The Compliance Department would of course investigate any irregularities that are detected using the Watch List monitoring procedures.

            RESTRICTED LIST - The Voyageur Securities Restricted List involves a set of procedures by which the Compliance Department actually restricts trading in specific securities in order to prevent improper activity. The Restricted List is to be used sparingly, but would apply for example where Voyageur or an affiliate is involved in a material transaction with a public company that has been publicly announced but has not yet closed. It also may apply in certain situations of inadvertent disclosure, where the Compliance Department determines that the Firewall and Watch List procedures are not sufficient to prevent possible abuses. In addition, it may apply where there are certain industry-specific holding's limitations that apply to investments for Voyageur clients. Unless otherwise expressly indicated, the restrictions imposed under the Restricted List procedures will apply both to employees' personal trading and to trading on behalf of client portfolios.

                                                                          III-11

2.    PROCEDURES

            The following procedures apply for the administration of the Voyageur Firewall Requirements and the Watch List and Restricted List:

      o Any employee who receives MNI that relates to a company that has any publicly traded securities must maintain that information as strictly confidential. While in possession of the MNI, the employee may not trade in any public securities of that company for any personal accounts and may not participate in any investment decisions regarding the securities of that company for any client portfolios. In addition, except as provided for in Voyageur's policies or as expressly allowed by the Compliance Department, the information may not otherwise be disclosed to any person for any reason.

      o All employees must report to their managers and to the Compliance Department all situations in which they have received or believe they may receive any MNI regarding any company. The Compliance Department will work with the employee and the manger to determine the appropriate action to be taken in the situation. This will include the implementation of appropriate Firewall restrictions. The Compliance Department also will determine whether it is necessary to place the company on the Voyageur Watch List or Restricted List.

      o The Compliance Department is responsible for the administration of the Watch List and the Restricted List. The Watch List will be maintained as confidential, with access to the list limited to designated Voyageur officers and certain members of the Compliance Department. The Restricted List, however, is available to all employees of Voyageur.

      o The Compliance Department will update the Watch List and Restricted list as appropriate to keep them current. All employees are responsible for advising the Compliance Department of information to assist in updating the lists, including when transactions have been completed, when previously non-public information has been fully disclosed and when any restrictions otherwise are no longer applicable.


                                                                         III-102